Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

For Immediate Release

Dover Saddlery Receives NASDAQ Notice of Non-Compliance

LITTLETON, MA—(MARKET WIRE)—May 22, 2013 — Dover Saddlery, Inc. (NASDAQ:DOVR - News), the leading multi-channel retailer of equestrian products today announced that, on May 17, 2013, it received a deficiency letter from the Listing Qualifications Department of The NASDAQ Stock Market. The letter stated that, due to Dover Saddlery’s inability to timely file with the Securities and Exchange Commission its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013 (the “Dover First-Quarter 10-Q”), Dover Saddlery was no longer in compliance with NASDAQ Listing Rule 5250(c)(1). Issuance of such a deficiency letter is standard NASDAQ procedure when a listed company fails to timely file any of its periodic reports. The notification on non-compliance has no immediate effect on the listing or trading of the Company’s common stock on the NASDAQ stock market.

In its press release dated May 15, 2013, the Company informed its stockholders and the capital markets that its First-Quarter 10-Q would be filed late; the reasons for the late filing; and its plan to make this filing on or about May 31, 2013. It supplemented this explanation with its filing of Form 12b-25 with the SEC on the following day, May 16, 2013.

Today’s announcement is being made in compliance with Listing Rule 5810(b), which requires prompt disclosure of receipt of a non-compliance letter.

About Dover Saddlery, Inc. Dover Saddlery, Inc. (NASDAQ:DOVR — News) is the leading multi-channel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery.

For more information, please call 1-978-952-8062 or visit DoverSaddlery.com

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements made about the Company’s expected range of any adjustment to net income for fiscal 2012 in its annual and quarterly financial statements (Affected Statements), and expected completion date of its filings with the SEC of either the First-Quarter 10-Q for the first quarter of 2013 or any of the Affected Statements. All statements other than statements of historical fact included in this press release regarding the Company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddler’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012. Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.